EXHIBIT 99

For Immediate Release

TradeStation Group Preannounces Fourth Quarter Results of $.05 Per Share,
Significantly Higher Than Previously Estimated

     Plantation FL, January 29, 2003 – TradeStation Group, Inc. (NasdaqNM: TRAD), the parent company of TradeStation Securities, a leading direct-access brokerage firm, today announced that it expects to report fourth quarter 2002 net profit of $.05 per share when it formally releases fourth quarter earnings February 25. These results will be significantly higher than the $.01 per share estimate contained in the company’s 2002 Business Outlook.

Earnings Release and Conference Call

     As previously announced, TradeStation Group will formally release its fourth quarter and year-end 2002 financial results on February 25, 2003, and will host a conference call at 11:00 a.m., eastern time, later that day.

About TradeStation Group, Inc.

     TradeStation Group, Inc. (NasdaqNM: TRAD), through its operating subsidiary, TradeStation Securities, Inc., offers the TradeStation platform to institutional, professional and serious, active individual traders. TradeStation is an electronic trading platform that enables clients to design, test and monitor their own custom trading strategies and then automate them with direct-access order execution. The trading platform currently offers streaming real-time equities, options, and futures market data. Equities and options transactions are cleared through Bear, Stearns Securities Corp. (NYSE: BSC) and futures transactions are cleared through Refco, LLC. The company’s other operating subsidiary, TradeStation Technologies, Inc., develops and offers strategy trading software tools and subscription services, and owns and operates the TradeStationWorld.com strategy trading and development community.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release the words and phrases “preannounces,” “expects,” “will,” and similar expressions, are intended to identify forward-looking statements. All forward-looking statements are based largely on current expectations and beliefs concerning future events that are subject to substantial risks and uncertainties. Actual results may differ materially from the results suggested herein. Factors that may cause or contribute to the potential differences include, but are not limited to, audit adjustments or other issues that could be raised, or events that could occur, prior to completion of the company’s 2002 audit and/or the date of the earnings release that would effect the calculation of net earnings per share, and other risks and uncertainties indicated from time to time in the company’s filings with the Securities and Exchange Commission including, but not limited to, the company’s Annual Report on Form 10-K for the year ended December 31, 2001, and in its Forms 10-Q for the first, second and third quarters of 2002, as well as other SEC filings and company press releases.

Contact —

David H. Fleischman
Chief Financial Officer
TradeStation Group, Inc.
954-652-7000